Exhibit 99.1

United Fire Group, Inc. Reports Fourth Quarter and Full Year 2024 Results

Fourth quarter net income of $1.21 per diluted share and adjusted operating income of $1.25 per diluted share; full year net income of $2.39 per diluted share and adjusted operating income of $2.56 per diluted share

Fourth quarter 2024 highlights compared to fourth quarter 2023:(1)
•Net income increased from $19.6 million to $31.4 million.
•Net investment income increased 21.2% to $23.2 million.
•Combined ratio improved 4.8 points to 94.4%; composed of an underlying loss ratio of 55.7%, catastrophe loss ratio of 1.6%, no prior year reserve development, and underwriting expense ratio of 37.1%.
•Underlying combined ratio improved 1.6 points to 92.8%.
•Net written premiums(2) increased 13% to $278.5 million.

Full year 2024 highlights compared to full year 2023:(1)
•Net income increased to $62.0 million.
•Net investment income increased 37.5% to $82.0 million.
•Combined ratio improved 10.1 points to 99.2%; composed of an underlying loss ratio of 57.9%, catastrophe loss ratio of 5.4%, no prior year reserve development and underwriting expense ratio of 35.9%.
•Underlying combined ratio improved 3.3 points to 93.8%.
•Net written premiums increased 15% to $1.2 billion.
•Book value per share increased $1.76 to $30.80 as of December 31, 2024, compared to December 31, 2023.
•Adjusted book value per share increased $1.95 to $33.64 as of December 31, 2024, compared to December 31, 2023.

CEDAR RAPIDS, Iowa – February 11, 2025 – United Fire Group, Inc. (“UFG”) (Nasdaq: UFCS) today reported financial results for the three-month period ended December 31, 2024, with a consolidated net income of $31.4 million ($1.21 income per diluted share) and consolidated adjusted operating income of $1.25 per diluted share.

“Our fourth quarter and full year results reflect the continued progress we are making in the execution of our strategic business plan,” said UFG President and CEO Kevin Leidwinger. “The actions we have taken over the past two years to deepen our underwriting expertise, evolve our capabilities, better align with our distribution partners and improve our investment returns are materializing in our results.

“In 2024, we achieved the highest level of net written premiums in our company’s 79-year history. In addition, we produced the best annual combined ratio and highest adjusted operating income since 2015. These milestones reflect key steps on our journey to consistently deliver superior financial and operational performance.

“In the fourth quarter, net written premiums grew 13% led by our core commercial and assumed reinsurance business. Core commercial growth was driven by average renewal increases of 11.9%, a substantial increase in new business production and stable retention. On a full year basis, net written premiums grew 15% to $1.2 billion.

“The fourth quarter combined ratio improved to 94.4%, the lowest in 11 quarters, while the full year combined ratio improved 10.1 points to 99.2%. The underlying loss ratio improved to 55.7% for the quarter and 57.9% for the year, reflecting the ongoing benefits of strong earned rate achievement exceeding loss trends and continued underwriting discipline resulting in improved frequency outcomes. Prior year reserve development remained neutral overall in the quarter while the impact from catastrophes was well below historical averages at 1.6% for the quarter and 5.4% for the year.

“The fourth quarter and full year expense ratios were elevated due to investments in talent to deepen expertise across the company, accelerated development of our new policy administration system that is now poised for implementation in 2025, and increased performance-based compensation for employees and agents due to current year achievements.

“Net investment income improved to $23.2 million in the fourth quarter and $82.0 million for the full year. Fixed maturity income increased to $70 million for the year as new money yields remained strong. We also benefited from improved valuations on our limited partnership portfolio for the full year. We expect the fixed maturity portfolio to generate over $80 million of annualized fixed maturity income, with potential for further improvement from future reinvestment at higher rates.

“Reported book value per share decreased slightly in the fourth quarter due to a change in after-tax unrealized loss caused by increased interest rates. Our improved annual earnings and return on equity of 8.2% allowed adjusted book value per share to grow $1.95 for the year to $33.64.

“During the fourth quarter, we successfully resolved the rating errors in our core commercial business that were identified in the second quarter, resulting in no financial impact to the company. As a result, we have reversed the $3.2 million contingent liability established in the second quarter.
“While 2024 marked a return to underwriting profitability for UFG, our work is far from finished. We remain confident in our ability to execute the business plan for improved performance in the years ahead and are grateful for our people and their dedication to delivering the deep expertise, specialized capabilities, personal relationships and responsive service that our partners and policyholders value.

“Finally, our hearts go out to all those impacted by the devastating wildfires in Southern California. Our claims and risk control professionals continue to assist policyholders in the wake of the destruction. At this time, we estimate losses in the range of $7 million to $10 million from this tragic event.”

(1) Underlying loss ratio, underlying combined ratio and adjusted book value per share are non-GAAP financial measures. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(2) Net written premiums is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.

Consolidated Financial Highlights:

Consolidated Financial Highlights(1)
(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2024	2023	2024	2023
Net earned premiums	$308,137	$264,366	$1,176,750	$1,034,587
Net written premiums	278,529	246,830	1,231,470	1,066,901

Combined ratio:
Net loss ratio	57.3%	64.8%	63.3%	74.4%
Underwriting expense ratio	37.1%	34.4%	35.9%	34.9%
Combined ratio	94.4%	99.2%	99.2%	109.3%

Additional ratios:
Net loss ratio	57.3%	64.8%	63.3%	74.4%
Catastrophes	1.6%	1.5%	5.4%	6.2%
Reserve development	—%	3.3%	—%	6.0%
Underlying loss ratio (non-GAAP)	55.7%	60.0%	57.9%	62.2%
Underwriting expense ratio	37.1%	34.4%	35.9%	34.9%
Underlying combined ratio (non-GAAP)	92.8%	94.4%	93.8%	97.1%

Net investment income	$23,156	$19,098	$81,986	$59,606
Net investment gains (losses)	(1,318)	3,855	(5,429)	1,274
Other income (loss)(2)	300	(1,039)	(9,388)	(4,983)

Net income (loss)	$31,442	$19,608	$61,957	$(29,700)
Adjusted operating income (loss)	32,483	16,564	66,246	(30,706)

Net income (loss) per diluted share	$1.21	$0.77	$2.39	$(1.18)
Adjusted operating income (loss) per diluted share	1.25	0.65	2.56	(1.22)

Return on equity(3)			8.2%	(4.0)%

(1) Underlying loss ratio, underlying combined ratio and adjusted operating income (loss) are non-GAAP financial measures. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.
(2) Other income (loss) is comprised of other income (loss), interest expense and other non-underwriting expenses.
(3) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

Total Property & Casualty Underwriting Results

Fourth quarter 2024 results:
(All comparisons vs. fourth quarter 2023, unless noted otherwise)

Net written premiums and net earned premiums increased by 13% and 17%, respectively, in the fourth quarter of 2024, led by core commercial and assumed reinsurance business. Commercial lines net written premiums excluding surety and specialty increased 13%, supported by increased pricing with an overall increase in average renewal premiums of 11.9%. Rate increases accounted for 10.8% while exposure increases contributed an additional 1.0%. Excluding the workers’ compensation line of business, the overall average increase in renewal premiums was 12.9%, with 11.7% from rate increases and 1.1% from exposure changes.

The combined ratio for the fourth quarter of 2024 was 94.4%, improving 4.8 points from 99.2% driven by improvement in the underlying loss ratio. Prior year reserve development, excluding catastrophe losses, was neutral for the fourth quarter of 2024 compared to 3.3% of unfavorable development in the fourth quarter of 2023. Catastrophe losses added 1.6 points to the combined ratio, an increase of 0.1 points and below both the five-year and 10-year historical averages. The underlying loss ratio of 55.7% improved 4.3 points, reflecting improvement from a combination of rate achievement, continued favorable claim frequency, and lower large loss activity, most notably in the surety portfolio, partially offset by an increase in the umbrella loss ratio, reflecting continued uncertainty from the impact of social inflation. The underwriting expense ratio of 37.1% increased 2.7 points driven by increased performance-based compensation for employees and agents due to current year achievements.

Full year 2024 results:
(All comparisons vs. full year 2023, unless noted otherwise)

Net written premiums and net earned premiums increased by 15% and 14%, respectively, led by core commercial, assumed reinsurance and surety. Commercial lines net written premiums excluding surety and specialty increased 13%, supported by increased pricing with an overall increase in average renewal premiums of 11.8%. Rate increases accounted for 10.1% while exposure increases contributed an additional 1.6%. Excluding the workers’ compensation line of business, the overall average increase in renewal premiums was 12.9%, with 11.2% from rate increases and 1.6% from exposure changes.

For the full year, the combined ratio was 99.2%, improving 10.1 points from 109.3% driven by improvement in all components of the loss ratio. Prior year reserve development, excluding catastrophe losses, was neutral for the full year 2024 compared to 6.0% of unfavorable development in the full year 2023. Catastrophe losses added 5.4 points to the combined ratio, an improvement of 0.8 points and below both the five-year and 10-year historical averages. The underlying loss ratio of 57.9% improved 4.3 points, reflecting improvement from a combination of underwriting actions, increased pricing, expense management, lower frequency trends and lower large loss activity in the property and surety lines of business, partially offset by an increase in the umbrella loss ratio. The underwriting expense ratio of 35.9% increased 1.0 point primarily due to investments in talent to deepen expertise across the company; accelerated development of our new policy administration system that is now poised for implementation in 2025; and increased performance-based compensation for employees and agents due to current year achievements.

Investment Results

Fourth quarter 2024 results:
(All comparisons vs. fourth quarter 2023, unless noted otherwise)

Net investment income was $23.2 million for the fourth quarter of 2024, an increase of $4.1 million or 21.2%. Income from the fixed maturity portfolio increased by $4.8 million due to portfolio management actions and investing at higher interest rates. Other investment income increased by $1.2 million driven by $1.1 million of interest on cash and cash equivalents. Income on other long-term investments decreased $1.3 million driven by better returns in the fourth quarter of 2023. Dividends on equity securities decreased $0.5 million due to the strategic re-allocation into fixed maturities.

Full year 2024 results:
(All comparisons vs. full year 2023, unless noted otherwise)

Net investment income was $82.0 million for the full year 2024, an increase of $22.4 million or 37.5%. Interest on fixed maturities was up $13.5 million or 23.9% as a result of portfolio management actions, investing at higher rates, and the strategic re-allocation of equity securities into fixed maturities, which resulted in a decrease in dividend income of $3.2 million. Income on other long-term investments was $8.0 million in 2024 compared to the depressed income of zero for 2023, as the valuation of the investments in limited liability partnerships varies from period to period due to the current market conditions. Other investment income increased $5.6 million, driven by $4.8 million of interest on cash and cash equivalents.

Investment Results
(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2024	2023	2024	2023
Investment income:
Interest on fixed maturities	$19,877	$15,051	$69,703	$56,243
Dividends on equity securities	—	481	341	3,548
Income (loss) on other long-term investments	2,150	3,460	7,939	(31)
Other	3,692	2,456	14,951	9,324
Total investment income	$25,719	$21,448	$92,934	$69,084
Less investment expenses	2,562	2,350	10,947	9,478
Net investment income	$23,157	$19,098	$81,987	$59,606

Average yields on fixed income securities pre-tax(1)	4.15%	3.39%	3.73%	3.28%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance Sheet

	December 31, 2024	December 31, 2023

(In thousands)	(unaudited)
Invested assets	$2,093,094	$1,886,494
Cash	200,949	102,046
Total assets	3,488,469	3,144,190
Losses and loss settlement expenses	1,796,782	1,638,755
Total liabilities	2,706,938	2,410,445
Net unrealized investment gains (losses), after-tax	(72,241)	(66,967)
Total stockholders’ equity	781,531	733,745

Book value per share	$30.80	$29.04
Adjusted book value per share(1)	33.64	31.69
(1) Adjusted book value per share is a non-GAAP financial measure. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for additional information.

The company’s book value per share was $30.80, an increase of $1.76 per share, or 6.1%, from December 31, 2023. This increase is primarily related to an increase in net income, partially offset with an increase in net unrealized losses on fixed maturity securities and shareholder dividends during the 12-month period ended December 31, 2024.

Capital Management

During the fourth quarter of 2024, the company declared and paid a $0.16 per share cash dividend to shareholders of record as of November 29, 2024. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. CT on Wednesday, February 12, 2025, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the company’s fourth quarter of 2024 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). The event will be archived and available for digital replay through February 19, 2025. The replay access information is toll-free 1-877-344-7529 (international 1-412-317-0088); conference ID no. 4765665.

Webcast: An audio webcast of the teleconference can be accessed at the company’s investor relations page at https://ir.ufginsurance.com/event/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=j4u0yn8Q. The archived audio webcast will be available for one year.

Transcript: A transcript of the teleconference will be available on the company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

The company is licensed as a property and casualty insurer in all 50 states and the District of Columbia, and is represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor Relations
Email: ir@unitedfiregroup.com

Media Inquiries
Email: news@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 29, 2024. The risks identified in our 2023 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management uses certain non-GAAP financial measures to evaluate its operations and profitability. Management also believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, underlying combined ratio, and adjusted book value per share. The company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the company generally focus on this metric in their analyses.

Net Income Reconciliation
(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2024	2023	2024	2023
Income statement data
Net income (loss)	$31,442	$19,608	$61,957	$(29,700)
Less: after-tax net investment gains (losses)	(1,041)	3,044	(4,289)	1,006
Adjusted operating income (loss)	$32,483	$16,564	$66,246	$(30,706)
Diluted earnings per share data
Net income (loss)	$1.21	$0.77	$2.39	$(1.18)
Less: after-tax net investment gains (losses)	(0.04)	0.12	(0.17)	0.04
Adjusted operating income (loss)	$1.25	$0.65	$2.56	$(1.22)

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of prior year impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior year reserve development are important to understanding how the company is managing catastrophe risk and in identifying developments in longer-tailed business.

Prior year reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events, which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that have occurred in prior periods.

Adjusted book value per share: Adjusted book value per share is calculated by dividing shareholders' equity, excluding net unrealized investment gains and losses, net of tax, by the number of common shares outstanding. Management believes adjusted book value per share is a meaningful measure for evaluating the company's net worth that is primarily attributable to our business operations, because it removes the effect of changing prices on invested assets that can fluctuate from period to period. Book value per share is the most directly comparable GAAP measure.

Book Value Per Share Reconciliation
(Unaudited)	As of
(In thousands)	December 31, 2024	December 31, 2023
Shareholders' equity	$781,531	$733,745
Less: Net unrealized investment gains (losses), net of tax	(72,241)	(66,967)
Shareholders' equity, excluding net unrealized investment gains (losses), net of tax	$853,772	$800,712

Common shares outstanding (basic)	25,378	25,270
Book value per share	$30.80	$29.04
Adjusted book value per share	33.64	31.69

Certain Performance Measures

The company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the company’s results of operations. The company has provided the following definition:

Net written premiums: Net written premiums is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net written premiums is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net written premiums is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net written premiums for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net earned premiums is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of written premiums applicable to the unexpired terms of the insurance policies in force. The difference between net earned premiums and net written premiums is the change in unearned premiums and the change in prepaid reinsurance premiums.

Supplemental Tables

Income Statement
(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2024	2023	2024	2023
Revenues
Net earned premiums	$308,137	$264,366	$1,176,750	$1,034,587
Net investment income	23,156	19,098	81,986	59,606
Net investment gains (losses)	(1,318)	3,855	(5,429)	1,274
Other income (loss)	3,200	—	—	—
Total revenues	$333,175	$287,319	$1,253,307	$1,095,467

Benefits, losses and expenses
Losses and loss settlement expenses	$176,486	$171,289	$744,605	$769,414
Amortization of deferred policy acquisition costs	76,834	63,291	281,338	244,991
Other underwriting expenses	37,410	27,569	140,942	115,800
Interest expense	2,481	869	7,281	3,260
Other non-underwriting expenses	419	170	2,107	1,723
Total benefits, losses and expenses	$293,630	$263,188	$1,176,273	$1,135,188

Income (loss) before income taxes	$39,545	$24,131	$77,034	$(39,721)
Federal income tax expense (benefit)	8,103	4,523	15,077	(10,021)
Net income (loss)	$31,442	$19,608	$61,957	$(29,700)

Net Written Premiums by Line of Business
(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2024	2023	2024	2023
Net written premiums(1)
Commercial lines:
Other liability(2)	$90,508	$79,393	$369,454	$325,900
Fire and allied lines(3)	54,203	51,742	253,796	249,029
Automobile	53,776	46,667	258,257	218,710
Workers’ compensation	14,011	10,530	61,838	49,128
Surety(4)	10,013	11,964	52,524	47,564
Miscellaneous	3,201	1,356	13,086	4,776
Total commercial lines	$225,712	$201,652	$1,008,955	$895,107

Personal lines:
Fire and allied lines(5)	$3,804	$136	$14,201	$4,545
Automobile	764	—	2,449	—
Miscellaneous	—	1	5	14
Total personal lines	$4,568	$137	$16,655	$4,559
Assumed reinsurance(6)	48,249	45,041	205,860	167,236
Total	$278,529	$246,830	$1,231,470	$1,066,901
(1) Net written premiums is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.
(6) Assumed reinsurance includes Funds at Lloyd's

Net Earned Premiums, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended December 31,	2024			2023
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In thousands, except ratios)	Earned	Expenses	Loss	Earned	Expenses	Loss
(Unaudited)	Premiums	Incurred	Ratio	Premiums	Incurred	Ratio
Commercial lines
Other liability	$91,016	$82,052	90.2%	$83,239	$54,991	66.1%
Fire and allied lines	62,019	16,515	26.6	61,869	31,994	51.7
Automobile	63,276	28,893	45.7	54,068	39,792	73.6
Workers’ compensation	14,914	8,233	55.2	12,626	13,908	110.2
Surety	15,537	(179)	(1.2)	12,311	6,591	53.5
Miscellaneous	3,223	611	19.0	1,180	663	56.2
Total commercial lines	$249,985	$136,125	54.5%	$225,293	$147,939	65.7%

Personal lines
Fire and allied lines	$3,814	$5,110	134.0%	$165	$(229)	(138.8)%
Automobile	639	424	66.4%	—	(511)	NM
Miscellaneous	2	4	NM	4	66	NM
Total personal lines	$4,455	$5,538	124.3%	$169	$(674)	(398.8)%
Assumed reinsurance	53,697	34,823	64.9	38,904	24,024	61.8
Total	$308,137	$176,486	57.3%	$264,366	$171,289	64.8%
NM = Not meaningful

Net Earned Premiums, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Twelve Months Ended December 31,	2024			2023
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In thousands, except ratios)	Earned	Expenses	Loss	Earned	Expenses	Loss
(Unaudited)	Premiums	Incurred	Ratio	Premiums	Incurred	Ratio
Commercial lines
Other liability	$343,027	$283,034	82.5%	$320,762	$249,106	77.7%
Fire and allied lines	252,142	125,807	49.9	244,674	183,533	75.0
Automobile	239,964	138,517	57.7	208,874	176,667	84.6
Workers’ compensation	54,815	37,524	68.5	53,039	33,224	62.6
Surety	60,285	14,812	24.6	39,922	22,259	55.8
Miscellaneous	9,802	5,742	58.6	2,702	940	34.8
Total commercial lines	$960,035	$605,436	63.1%	$869,973	$665,729	76.5%

Personal lines
Fire and allied lines	$14,237	$8,325	58.5%	$4,733	$3,402	71.9%
Automobile	1,214	732	60.3%	—	(837)	NM
Miscellaneous	10	197	NM	22	(82)	NM
Total personal lines	$15,461	$9,254	59.9%	$4,755	$2,483	52.2%
Assumed reinsurance	201,254	129,915	64.6	159,859	101,202	63.3
Total	$1,176,750	$744,605	63.3%	$1,034,587	$769,414	74.4%